As filed with the Securities and Exchange Commission on August 28, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Electronics For Imaging, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3086355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
303 Velocity Way
Foster City, California 94404
(650) 357-3500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joseph Cutts

Chief Financial Officer
Electronics For Imaging, Inc.
303 Velocity Way
Foster City, California 94404
(650) 357-3500
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

Copies to:

John F. Hartigan, Esq.
Joshua Armstrong, Esq.
Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Tel: (213) 612-2500

     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee

1.50% Convertible Senior Debentures due 2023	$240,000,000(1)	100%	$240,000,000(1)	$19,416.00(2)

Common Stock, par value $.01 per share (and associated stock purchase rights)	9,084,192(3)	—	—	—(4)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest.

(2)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering multiplied by .0000809.

(3)	This number represents the number of shares of common stock that are initially issuable upon conversion or payment of the 1.50% Convertible Senior Debentures due 2023 registered hereby at the rate of 37.8508 shares per $1,000 principal amount of the debentures (equivalent to a conversion price of approximately $26.42 per share). The rate is subject to adjustment upon the occurrence of stock dividends, stock splits and other events described in the indenture securing the debentures. Pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion or payment of the debentures as a result of such adjustments.

(4)	No separate consideration will be received for the shares of common stock issuable upon conversion or payment of the debentures and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated August 28, 2003

$240,000,000

1.50% Convertible Senior Debentures due 2023
and Shares of Common Stock Issuable
Upon Conversion or Repurchase of the Debentures

        Electronics for Imaging, Inc. issued an aggregate of $240,000,000 principal amount of its 1.50% Convertible Senior Debentures due 2023 in a private placement in June 2003. Under this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell their debentures and the shares of common stock issuable upon conversion or payment of their debentures.

      The debentures are our senior unsecured obligations and rank equally with all of our other senior unsecured debt. The debentures are effectively subordinated to all our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries.

      The debentures bear interest at a rate of 1.50% per annum. We will pay interest on the debentures semi-annually in arrears on June 1 and December 1 of each year. The first interest payment will be made on December 1, 2003. The debentures will mature on June 1, 2023.

      Each $1,000 principal amount of the debentures is convertible into 37.8508 shares of our common stock, par value $.01 per share, prior to June 30, 2023 if (1) the sale price of our common stock issuable upon conversion of the debentures reaches a specified threshold; (2) the debenture’s trading price is below a certain threshold for a specified period; (3) the debentures are called for redemption; or (4) specified corporate transactions have occurred. The conversion rate may be adjusted as described in this prospectus. This conversion rate initially represents a conversion price of approximately $26.42 per share.

      We may not redeem the debentures prior to June 1, 2008. We may redeem some or all of the debentures for cash on or after June 1, 2008.

      Holders of debentures may require us to purchase all or a portion of their debentures on June 1, 2008, June 1, 2013 and June 1, 2018. Holders of debentures may also require us to purchase all or a portion of their debentures upon the occurrence of a fundamental change in our business. Any debentures that holders require us to repurchase on June 1, 2008, will be repurchased for cash. Any debentures that holders require us to repurchase on June 1, 2013, June 1, 2018 or upon the occurrence of a fundamental change in our business may be repurchased for cash or common stock or a combination of cash and common stock.

      We do not intend to list the debentures for trading on the Nasdaq Stock Market or any national securities exchange. Our common stock is quoted on the Nasdaq National Stock Market under the symbol “EFII.” On August 27, 2003, the last reported sale price of our common stock was $20.20 per share.

      Investing in the debentures and the common stock issuable upon their conversion involves risks.

       See the “Risk Factors” section beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August      , 2003

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
OVERVIEW
RECENT DEVELOPMENTS
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 25.1

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

      This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the debentures, you must rely on your own examination of our company and the terms of the offering and the debentures, including the merits and risks involved.

      We are not making any representation to you regarding the legality of an investment in the debentures by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the debentures.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the Securities and Exchange Commission website, our website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

      When used herein, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions as they relate to the Company or its management are intended to identify such statements as “forward-looking statements.” Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

      Our actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, us and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things, those described under “Risk Factors” elsewhere in this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

ii

SUMMARY

      The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the debentures as well as the tax and other considerations that are important to you in making a decision whether to invest in the debentures and the common stock issuable upon their conversion. In this prospectus, we refer to Electronics for Imaging, Inc. and its subsidiaries as “we,” “us,” “our” or “EFI,” unless we specifically indicate otherwise or the context clearly indicates otherwise.

OVERVIEW

      We are a global leader in enabling networked printing solutions. Our technology allows copiers, printers and digital presses to be shared across work groups, the enterprise and the Internet. We develop products with a wide range of price and performance levels designed to make high-quality, short-run color and black-and-white digital printing easier and more accessible to the broader market.

      We produce a product for almost every major digital printing technology available today, including:

•	desktop color laser printers;

•	high-end desktop ink jet printers;

•	high-speed color and black-and-white digital presses;

•	mid-range color copiers;

•	mid-range digital black-and-white copiers;

•	production color copiers; and

•	wide-format printers.

      Given the breadth of our product offerings, we believe our products are attractive to a variety of end users, including advertising agencies, graphic designers, multimedia authors, pre-press providers, print-for-pay businesses and small to large businesses.

      We currently have three main product categories that support color and black-and-white printing:

•	stand-alone color servers which are connected to color digital copiers and other peripheral devices;

•	embedded and chip-set color solutions, which are used in digital color copiers and desktop laser printers; and

•	digital black-and-white solutions, which include both stand-alone servers and embedded and chipset solutions, for digital black-and-white copiers and laser printers.

      All of our products incorporate our proprietary software and hardware features. In addition, we are expanding our presence in software with the intent of offering a full suite of digital tools for the commercial print industry.

      We first developed the Fiery line of color servers to enable in-house, short-production run color printing, together with application and system software to facilitate color correction and device-independent color. Fiery Color Servers are sophisticated, stand-alone computers that enable digital copier machines to accept, process, and print digital images from personal computers and computer networks. We have expanded our focus to include embedded solutions that support printing on a broader range of devices, including digital black-and-white copiers and desktop color laser and inkjet printers. We have also developed stand-alone Fiery Color Servers for wide-format color inkjet printers and expanded our line of digital color servers through our merger with Management Graphics, Inc. in 1999 and now offer its EDOX line of digital color servers and our acquisition of Splash Technology Holdings, Inc. in 2000 and now offer Splash’s line of digital color servers.

      In January 2003, we acquired Best GmbH, a global software company providing products for the print and publishing markets. Best complements our strengths in graphic arts and workflow software, adding a range of pre-print, pre-press and remote proofing solutions to our portfolio of products. We also continue to promote other product lines such as PrintMe Networks, an Internet printing solution, and Velocity, a workflow software product.

      EFI is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 303 Velocity Way, Foster City, California 94404. Our telephone number is (650) 357-3500, and our website is located at www.efi.com. Please note that information found on our website is not part of this document.

RECENT DEVELOPMENTS

      On February 26, 2003, we announced that we had signed a merger agreement to acquire Printcafe Software, Inc., a leader in print supply chain management software. The completion of the transaction is subject to the affirmative vote of the holders of a majority of the outstanding shares of common stock of Printcafe and is expected to close in the fourth quarter of 2003.

THE OFFERING

      We issued $240,000,000 aggregate principal amount of our 1.50% Convertible Senior Debentures due 2023 in a private placement in June 2003. In connection with this offering, we agreed to register the debentures and the common stock issuable upon conversion or payment of the debentures for resale by their holders. This prospectus, may be used by selling securityholders to resell their debentures and shares of common stock issuable upon conversion or payment of the debentures.

Debentures and the Common Stock

Issuer	Electronics For Imaging, Inc., a Delaware corporation.

Debentures	$240,000,000 aggregate principal amount of 1.50% convertible senior debentures due 2023.

Issue price	The debentures were issued at 100% of their principal amount.

Maturity	June 1, 2023, unless earlier redeemed, repurchased or converted.

Ranking	The debentures are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are effectively subordinated to all our existing and future secured indebtedness. As of June 30, 2003, we had total secured indebtedness of approximately $99.9 million. The debentures are not guaranteed by any of our subsidiaries and, accordingly, the debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of June 30, 2003, our subsidiaries had no debt, excluding intercompany debt and trade payables.

Interest	1.50% per year on the principal amount, payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2003.

Contingent interest	We will pay contingent interest to the holders of debentures during any six-month period from June 1 to November 30 and from December 1 to May 31, commencing with the six-month period beginning on June 1, 2008, if the average market price of a debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such debentures. The amount of contingent interest payable per debenture in respect of any six-month period will equal 0.35% per year on the principal amount.

Conversion rights	Holders may convert their debentures into shares of our common stock prior to stated maturity under the following circumstances: during any fiscal quarter (beginning with the quarter ending September 30, 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; during any five consecutive trading day period immediately following any five consecutive trading day period (the “Debenture Measurement Period”) in which the average trading price for the debentures during that Debenture Measurement Period was less than 97% of the average conversion value for the debentures during such period; however, you may not convert your debentures (in reliance on this subsection) after June 1, 2018 if on any trading day during such Debenture Measurement Period the closing sale price of shares of our common stock was between the then current conversion price of the debentures and 120% of the then current conversion price of the debentures; upon the occurrence of specified corporate transactions; or if we have called the debentures for redemption. The debentures are convertible into shares of our common stock at an initial conversion rate of 37.8508 shares per $1,000 principal amount of debentures (which represents a conversion price of approximately $26.42 per share) under the conditions and subject to such adjustments as are described under “Description of the debentures — Conversion Rights” and “— Conversion Rate Adjustments.”

Optional redemption	On or after June 1, 2008, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date. For more information about redemption of the debentures at our option, see “Description of the debentures — Optional Redemption by Us.”

Repurchase of debentures at the option of holders	Each holder of the debentures may require us to repurchase all or a portion of that holder’s debentures on June 1 of 2008, 2013 and 2018, at a repurchase price equal to 100% of the principal amount of those debentures plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the date of repurchase. We will pay the repurchase price for any debentures repurchased on June 1, 2008 in cash. We may choose to pay the repurchase price of any debentures repurchased on June 1, 2013 and June 1, 2018 in cash, in shares of our common stock or a combination of cash and shares of our common stock. For more information about the purchase of the debentures by us at the option of the holder, see “Description of the debentures — Repurchase of Debentures at Option of Holders — Optional put.”

Fundamental change	Upon a “fundamental change” (as defined under “Description of the debentures — Repurchase of Debentures at the Option of Holders — Fundamental change put”) prior to June 1, 2008, a holder may require us to repurchase all or a portion of that holder’s debentures 30 days after notice to the holder of such fundamental change. We will pay a repurchase price equal to 100% of the principal amount of such debentures, plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. We may choose to pay the repurchase price in cash, in shares of our common stock, or if we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation, or a combination of cash and stock. For more information about the repurchase of the debentures at the option of the holder following a fundamental change, see “Description of the debentures — Repurchase of Debentures at the Option of Holders — Fundamental change put.”

Use of proceeds	We will not receive any of the proceeds from the sale by any selling holder of the Notes or the underlying common stock.

DTC eligibility	The debentures were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for, and registered in the name of, a nominee of the Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities.

Listing and trading	We do not intend to apply for listing of the debentures on the Nasdaq Stock Market or any national securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol “EFII.”

Risk factors	In analyzing an investment in the debentures offered by this prospectus, prospective investors should carefully consider, along with other matters referred to and incorporated by reference in this prospectus, the information set forth under “Risk Factors.”

Certain United States federal income tax considerations	We and each holder of the debentures agree in the indenture, for U.S. federal income tax purposes, to treat the debentures as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 7.9% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise similar to those of the debentures. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a United States Holder (as defined below under “Certain United States federal income tax considerations”) will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a United States Holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the debentures at a gain. In computing such gain, the amount realized by a United States Holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. However, the proper U.S. federal income tax treatment of a holder of a debenture is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, or should not have recognized ordinary income upon a taxable disposition of its debentures. See “Certain United States federal income tax considerations.” HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR’S PARTICULAR TAX SITUATION.

RISK FACTORS

      You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the debentures and our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

We rely on sales to a relatively small number of OEM partners, and the loss of any of these partners could substantially decrease our revenues.

      Because we sell our products primarily to our OEM partners, we rely on high sales volumes to a relatively small number of customers. Sales to Canon, Xerox and Minolta accounted for approximately 29%, 28% and 10%, respectively, of our 2002 revenue. We expect that we will continue to depend on these OEM partners for a significant portion of our revenues. If we lose an important OEM or we are unable to recruit additional OEMs, our revenues may be materially and adversely affected. We typically do not have long-term volume contracts with our customers, including Canon, Xerox and Minolta. Accordingly, we cannot assure you that our major customers will continue to purchase our products at current levels or that they will continue to purchase our products at all. Our OEM partners may elect and have elected in some cases to develop products on their own, rather than purchase our products. In addition, our results of operations could be adversely affected by a decline in demand for copiers or laser printers, other factors affecting our major customers, in particular, or the computer industry in general. Minolta was recently acquired by Konica, and we cannot predict if that acquisition will adversely affect Minolta’s future purchases from us. Several of our customers have in the past experienced serious financial difficulties in their business. If any significant customers should face such difficulties in the future, our profitability could be materially and adversely affected through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to that customer’s products.

      We rely upon our OEM partners to develop new products, applications and product enhancements in a timely and cost-effective manner. Our continued success depends upon the ability of these OEMs to meet changing customer needs and to respond to emerging industry standards and other technological changes. However, we cannot assure you that our OEMs will effectively meet these technological changes. These OEMs, who are not within our control, have incorporated into their products the technologies of other companies in addition to, or instead of our products, and may continue to do so in the future. These OEMs may introduce and support products that are not compatible with our products. We rely on these OEMs to market our products with their products, and if these OEMs do not effectively market our products our sales revenue may be materially and adversely affected. With the exception of a small number of minimum purchase obligations, these OEMs are not obligated to purchase products from us. We cannot assure you that our OEMs will continue to carry our products.

      Our OEMs work closely with us to develop products that are specific to each OEM’s copiers and printers. Many of the products we are developing require that we coordinate development, quality testing, marketing and other tasks with our OEMs. We cannot control our OEMs’ development efforts and coordinating with our OEMs may cause delays that we cannot manage by ourselves. In addition, our sales revenue and results of operations may be adversely affected if we cannot meet our OEMs’ product needs for their specific copiers and printers, as well as successfully manage the additional engineering and support effort and other risks associated with such a wide range of products.

      We are pursuing, and will continue to pursue, the business of additional copier and printer OEMs. However, because there are a limited number of OEMs producing copiers and printers in sufficient volume to be attractive customers for us, we expect that customer concentration will continue to be a risk.

      We establish expenditure levels for operating expenses based on projected sales levels and margins, and expenses are relatively fixed in the short term. Accordingly, if sales to our OEM customers are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by our inability to adjust spending in the short term to compensate for this shortfall.

Our three largest customers are not obligated to purchase products from us, and the loss of product sales to these customers would substantially harm our business and operating results.

      Neither Cannon, Xerox nor Minolta, who accounted for 29%, 28% and 10%, respectively, of our revenue for the year ended December 31, 2002, is contractually obligated to purchase products from us. Our continued sales of product to these customers in future periods are solely dependent upon each customer’s decision to make purchases from us. Such purchases are typically made on a purchase order basis. Generally, the customers are not obligated to make any such purchases, and we have no legal recourse if any of these customers choose not to place orders for future products. Our business, financial position and results of operations would be substantially harmed if these customers decided not to order our products in future periods. We have master agreements with each of Canon, Xerox and Minolta, but those master agreements do not assure us any future business from those OEM partners. If any of those OEM partners do not place orders with us, we would have no legal recourse against our OEM partners. Our business, financial position and results of operations would be substantially harmed if these customers decided not to order our products in future periods.

We face the risk of decreased revenue as a result of ongoing economic uncertainty.

      The revenue growth and profitability of our business depends significantly on the overall demand for information technology products such as ours that enable printing of digital data. Softening demand for these products caused by ongoing economic uncertainty and reduced spending in the United States and other regions where we conduct business has resulted, and may further result, in decreased revenues, earnings levels or growth rates or inventory write downs. The United States and global economy, and particularly the markets for our products have weakened substantially over the past two years and market conditions continue to be challenging. This has resulted in individuals and companies delaying or reducing expenditures, including information technology expenditures. Further delays or reductions in information technology spending may have a material adverse effect on demand for our products and services, and consequently on our business, operating results, financial condition, prospects and stock price.

Our operating results may fluctuate based upon many factors, which could adversely affect our stock price.

      We expect our stock price to vary with our operating results and, consequently, fluctuations in our results could adversely affect our stock price. Operating results may fluctuate due to: varying demand for our products; success and timing of new product introductions; changes in interest rates and availability of bank or financing credit to consumers of digital copiers and printers; price reductions by us and our competitors; delay, cancellation or rescheduling of orders or projects; product performance; availability of key components, including possible delays in deliveries from suppliers; the status of our relationships with our OEM partners; the performance of third-party manufacturers; the status of our relationships with our key suppliers; the financial and operational condition of OEM partners and key suppliers; potential excess or shortage of employees; competition from OEMs; changes in product mix; costs associated with complying with any applicable governmental regulations; volatility in foreign exchange rates; acquisitions and integration of new businesses; and general economic conditions.

      Many of our products, and the related copiers and printers, are purchased utilizing lease contracts or bank financing. If prospective purchasers of digital copiers and printers are unable to obtain credit, or interest rate changes make credit terms undesirable, then demand for digital copiers and printers may be significantly reduced, which may adversely impact our revenues and operating results.

      Typically we do not have long-term volume purchase contracts with our customers, and a substantial portion of our backlog is scheduled for delivery within 90 days or less. Our customers may cancel orders and change volume levels or delivery times for product they have ordered from us without penalty. However, a significant portion of our operating expenses are fixed in advance, and we plan these expenditures based on the sales forecasts from our OEM customers and product development programs. If we were unable to adjust our operating expenses in response to a shortfall in our sales, it could harm our quarterly financial results.

      We attempt to hire additional employees to match growth in projected demand for our products. If actual demand is lower than our projections as has occurred in the recent past, we likely will have hired too many employees and will therefore incur expenses that need not have been incurred and our financial results may be harmed. If demand exceeds our projections, we likely will have hired too few employees and may not be able to meet demand for our products and our sales revenue may be adversely impacted and relationships with our customers may be harmed. Projecting demand is difficult in our business and no assurances can be provided that we will accurately project demand. If we cannot successfully manage our growth, our results of operations may be harmed.

We face competition from other suppliers as well as our own OEM customers, and if we are not able to compete successfully our business may be harmed.

      Our industry is highly competitive and is characterized by rapid technological changes. We compete against a number of other suppliers of imaging products. We cannot assure you that products or technologies developed by competing suppliers will not render our products or technologies obsolete or noncompetitive.

      While many of our OEMs sell our products on an exclusive basis, we do not have any formal agreements that prevent the OEMs from offering alternative products. If an OEM offers products from alternative suppliers our market share could decrease, which could reduce our revenue and adversely affect our financial results.

      Many of our OEM partners themselves internally develop and sell products that compete directly with our current products. These OEMs may be able to develop more quickly than we can products that are compatible with the OEM’s own products. These OEMs have chosen and may continue to choose to market their own products in addition to our products, even when their products are technologically inferior, have lower performance or cost more than our products. We cannot assure you that we will be able to successfully compete against similar products developed internally by the OEMs or against their financial and other resources, particularly in the black and white and embedded color product markets. If we cannot compete successfully against the OEMs’ internally developed products, our business may be harmed.

If the demand for products that enable color printing of digital data continues to decrease, our sales revenue will likely decrease.

      Our products are primarily targeted at enabling the printing of digital data. Demand for networked printers and copiers containing our technology decreased in both 2001 and 2002 due to the global economic downturn. We cannot assure you that demand will level off or increase in the future, nor can we assure you that the demand will level off or increase for the specific OEM printers and copiers that utilize our products. If demand for digital printing products and services containing our technology continues to decline, or if the demand for our OEMs’ specific printers or copiers for which our products are designed should continue to decline, our sales revenue will be adversely affected. We sell products that are large capital expenditures as well as discretionary purchase items for our customers. In difficult economic times such as we are now experiencing, spending on information technology typically decreases. As our products are of a more discretionary nature than many other technology products, we may be more adversely impacted by deteriorating general economic conditions than other technology firms. We are subject to economic sensitivity that has harmed and could, in the future, harm our results of operations. We believe that demand for our products may also be affected by a variety of economic conditions and considerations, and we cannot assure you that demand for our products or our customers’ products will continue or improve from current levels.

If we are not able to hire and retain skilled employees, we may not be able to develop products or meet demand for our products in a timely fashion.

      We depend upon skilled employees, such as software and hardware engineers, quality assurance engineers and other technical professionals with specialized skills. We are headquartered in the Silicon Valley where competition has historically been intense among companies to hire engineering and technical professionals. In times of professional labor imbalances, it may be difficult for us to locate and hire qualified engineers and technical professionals and for us to retain these people. There are many technology companies located near our corporate offices in the Silicon Valley that may try to hire our employees. The movement of our stock price may also impact our ability to hire and retain employees. If we do not offer competitive compensation, we may not be able to recruit or retain employees. We offer a broad-based equity compensation plan based on granting options from stockholder-approved plans in order to be competitive in the labor market. If stockholders do not approve additional shares for these plans for future grants, it may be difficult for us to hire and retain skilled employees. If we cannot successfully hire and retain employees, we may not be able to develop products or to meet demand for our products in a timely fashion and our results of operations may be adversely impacted.

If we are unable to develop new products, or execute product introductions on a timely basis, our future revenue and operating results may be harmed.

      Our operating results depend to a significant extent on our continual improvement of existing technologies and rapid innovation of new products and technologies by us. Our success depends not only on our ability to predict future requirements, but also to develop and introduce new products that successfully address customer needs. Any delays in the launch or availability of new products we are planning could harm our financial results. During transitions from existing products to new products, customers may delay or cancel orders for existing products. Our results of operations may be adversely affected if we cannot successfully manage product transitions or provide adequate availability of products after they have been introduced.

      We must continue to make significant investments in research and development in order to enhance performance and functionality of our products, including product lines different than our Fiery, Splash and EDOX servers and embedded controllers. We cannot assure you that we will successfully identify new product opportunities, develop and introduce new products to market in a timely manner, or achieve market acceptance of our products. Also, when we decide to develop new products, our research and development expenses generally increase in the short term without a corresponding increase in revenue. Finally, we cannot assure you that products and technologies developed by our own customers and others will not render our products or technologies obsolete or noncompetitive.

If we enter new markets or distribution channels this could result in higher operating expenses that may not be offset by increased revenue.

      We continue to explore opportunities to develop product lines different from our current servers and embedded controllers, such as our Graphics Arts software package, Velocity software products, eBeam, PrintMe Networks and Unimobile, among others. We expect to continue to invest funds to develop new distribution and marketing channels for these and additional new products and services, which will increase our operating expenses. We do not know if we will be successful in developing these channels or whether the market will accept any of our new products or services or if we will generate sufficient revenues from these activities to offset the additional operating expenses we incur. In addition, even if we are able to introduce new products or services, the lack of marketplace acceptability of these new products or services may adversely impact our operating results.

We license software used in most of our products from Adobe Systems Incorporated, and the loss of this license would prevent us from shipping these products.

      Under our license agreements with Adobe, we are required to obtain a separate license for each type of copier or printer used with a Fiery Server or Controller from Adobe for the right to use Adobe PostScriptTM software in our products. We have successfully obtained licenses to use Adobe’s PostScriptTM software for our products, where required. We cannot assure you that Adobe will continue to grant future licenses to Adobe PostScriptTM software on reasonable terms, in a timely manner, or at all. In addition, we cannot assure you that Adobe will continue to give us the quality assurance approvals we are required to obtain from Adobe for the Adobe licenses. If Adobe does not grant us those licenses or approvals, if the Adobe license agreements are terminated, or if our relationship with Adobe is otherwise materially impaired, we would be unable to sell products that incorporate Adobe PostScriptTM software, and our financial condition and results of operations would be materially and adversely affected. In some products we have introduced substitute software developed internally that does not require any license from Adobe. The costs to continue to develop software internally could increase our research and development expenditures and we may not be able to recapture those costs in increased sales. While we plan on expanding the number of products using internally developed software, there can be no assurance that these products will be accepted in the market.

We depend upon a limited group of suppliers for key components in our products.

      Components necessary for the manufacture of our products are obtained from a sole supplier or a limited group of suppliers. These include processors from Intel and other related semiconductor components. We do not maintain long-term agreements with any of our suppliers of components. Because the purchase of key components involves long lead times, in the event of unanticipated volatility in demand for our products, we could be unable to manufacture certain products in a quantity sufficient to meet end user demand, or we may hold excess quantities of inventory. We maintain an inventory of components for which we are dependent upon sole or limited source suppliers and components with prices that fluctuate significantly. As a result, we are subject to a risk of inventory obsolescence, which could adversely affect our operating results and financial condition. Additionally, the market prices and availability of components, particularly memory, and Intel designed components, which collectively represent a substantial portion of the total manufactured cost of our products, have fluctuated significantly in the past. Fluctuations in the future could have a material adverse effect on our operating results and financial condition including a reduction in gross margins.

We are dependent on subcontractors to manufacture and deliver products to our customers.

      We subcontract with other companies to manufacture our products. We rely on the ability of our subcontractors to produce products to be sold to our customers, and while we closely monitor our subcontractors performance we cannot assure you that such subcontractors will continue to manufacture our products in a timely and effective manner. The weakened economy has led to the dissolution, bankruptcies and consolidations of some of the subcontractors who are able to manufacture our products, decreasing the available number of subcontractors. If the available number of subcontractors continues to decrease, it is possible that we will not be able to secure appropriate subcontractors to fulfill our demand in a timely manner or at all, particularly if demand for our products increases, or if we lose one or more of our current subcontractors. Fewer subcontractors may reduce our negotiating leverage regarding product costs. Difficulties experienced by our subcontractors, including financial problems, and the inability to make or ship our products or fix quality assurance problems, could harm our business, operating results and financial condition. If we decide to change subcontractors, we could experience delays in setting up new subcontractors which would result in delay in delivery of our products. We have a high concentration of our products manufactured at a single subcontractor location, Sanmina-SCI in Colorado. Should

Sanmina-SCI experience any inability to manufacture or deliver product from this location, our business, financial condition and operations could be harmed.

Seasonal purchasing patterns of our OEM customers have historically caused lower fourth quarter revenue, which may negatively impact our results of operations.

      Our results of operations have typically followed a seasonal pattern reflecting the buying patterns of our large OEM customers. In the past, our fiscal fourth quarter (the quarter ending December 31) results have been adversely affected because some or all of our OEM customers wanted to decrease, or otherwise delay, fourth quarter orders. This impact has been increasingly mitigated, as our OEM customers have lowered channel inventories throughout the year pushing this effect into the first quarter when our OEM partners typically have lower sales. In addition, the first fiscal quarter traditionally has been a weaker quarter because our OEM partners focus on training their sales forces and have reduced sales to their customers. The primary reasons for this seasonal pattern are: our OEM partners have historically sought to minimize year-end inventory investment (including the reduction in demand following introductory “channel fill” purchases); the timing of new product releases and training by our OEM partners; and a number of our OEM partners typically achieve their yearly sales targets before year end and consequently delay further purchases into the next fiscal year (we do not know when our partners reach these sales targets as they generally do not disclose them to us).

      As a result of these factors, we believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on such comparisons to predict our future performance. We anticipate that future operating results may fluctuate significantly due to the continuation or changes in this seasonal demand pattern.

Acquisitions we may make involve numerous risks.

      We seek to develop new technologies and products from both internal and external sources. As part of this effort, we have in the past made, and will likely continue to make, acquisitions of other companies or other companies’ assets. Acquisitions involve numerous risks, such as: difficulties in integration of operations, technologies, or products; risks of entering markets in which we have little or no prior experience, or entering markets where competitors have stronger market positions; possible write-downs of impaired assets; potential loss of key employees of the acquired company; possible expense overruns; adverse reaction by customers, suppliers or partners of the acquired company or EFI; risk of changes in ratings by stock analysts; potential litigation surrounding transactions; inability to protect or secure technology rights; and increase in operating costs.

      Mergers and acquisitions of companies are inherently risky, and we cannot assure you that our previous or future acquisitions will be successful and will not harm our business, operating results, financial condition, or stock price. We recently announced an agreement to acquire Printcafe. There can be no assurance that the Printcafe acquisition will be consummated, or if consummated, will prove to be successful.

We face risks from our international operations and from currency fluctuations.

      Approximately 50% and 48% of our revenue from the sale of products for the six-month periods ended June 30, 2003 and 2002, respectively, came from sales outside North America, primarily to Europe and Japan. We expect that sales to international destinations will continue to be a significant portion of our total revenue. We are subject to risks because of our international operations. These risks include the regulatory requirements of foreign governments which may apply to our products, as well as requirements for export licenses which may be required for the export of technologies. The necessary export licenses may be delayed or difficult to obtain, which could cause a delay in our international sales and hurt our product revenue. Other risks include trade protection measures, natural disasters, and political or economic conditions in a specific country or region.

      Given the significance of our non-U.S. sales to our total product revenue, we face a continuing risk from the fluctuation of the U.S. dollar versus the Japanese yen, the Euro and other major European currencies, and numerous Southeast Asian currencies. We typically invoice our customers in U.S. dollars and this may result in our products becoming more expensive in the local currency of our customers, thereby reducing our ability to sell our products. When we do invoice our customers in local currencies, our cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates between the currency of the invoice and the U.S. dollar. In January 2003, we acquired Best GmbH, whose sales are principally denominated in the Euro. Sales from this subsidiary increase our exposure to currency fluctuations. In the past we have attempted to limit or hedge these exposures through operational strategies and financial market instruments. We generally used forward contracts to reduce our risk from interest rate and currency fluctuations. We currently do not have a hedging program in place. Our efforts to reduce the risk from our international operations and from fluctuations in foreign currencies or interest rates may not be successful, which could harm our financial condition and operating results.

We may be unable to adequately protect our proprietary information and may incur expenses to defend our proprietary information.

      We rely on a combination of copyright, patent, trademark and trade secret protection, nondisclosure agreements, and licensing and cross-licensing arrangements to establish, maintain and protect our intellectual property rights, all of which afford only limited protection. We have patent applications pending in the United States and in various foreign countries. There can be no assurance that patents will issue from these pending applications or from any future applications, or that, if issued, any claims allowed will be sufficiently broad to protect our technology. Any failure to adequately protect our proprietary information could harm our financial condition and operating results. We cannot be certain that any patents that may issue to us, or which we license from third parties, or any other of our proprietary rights will not be challenged, invalidated or circumvented. In addition, we cannot be certain that any rights granted to us under any patents, licenses or other proprietary rights will provide adequate protection of our proprietary information.

      From time to time, litigation may be necessary to defend and enforce our proprietary rights. Litigation, whether or not concluded successfully for us, could involve significant expense and the diversion of our attention and other resources, which could harm our financial condition and operating results.

We face risks from third party claims of infringement and potential litigation.

      Third parties have claimed in the past and may claim in the future that our products infringe, or may infringe, their proprietary rights. Such claims could result in lengthy and expensive litigation. Such claims and any related litigation, whether or not we are successful in the litigation, could result in substantial costs and diversion of our resources, which could harm our financial condition and operating results. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we cannot assure you that any such licenses could be obtained on acceptable terms, if at all.

Our products may contain defects which are not discovered until after shipping.

      Our products consist of hardware and software developed by ourselves and others. Our products may contain undetected errors and we have in the past discovered software and hardware errors in certain of our products after their introduction. There can be no assurance that errors would not be found in new versions of our products after commencement of commercial shipments, or that any such errors would not result in a loss or delay in market acceptance and thus harm our reputation and revenues. In addition, errors in our products (including errors in licensed third party software) detected prior to new product releases could result in delays in the introduction of new products and our incurring additional expense, which could harm our operating results.

The location and concentration of our facilities subjects us to the risk of earthquakes, floods or other natural disasters.

      Our corporate headquarters, including most of our research and development facilities and manufacturing operations, are located in the San Francisco Bay Area, an area known for seismic activity. This area has also experienced flooding in the past. In addition, many of the components necessary to supply our products are purchased from suppliers subject to risk from natural disasters, based in areas including the San Francisco Bay Area, Taiwan, and Japan. A significant natural disaster, such as an earthquake or a flood, could harm our business, financial condition, and operating results.

      There is a risk that our employees, suppliers, or customers, either through travel or contact with other individuals, could become exposed to contagious diseases such as severe acute respiratory syndrome. If a significant number of employees, suppliers, or customers were unable to fulfill their obligations, our business, financial condition, and operating results could be harmed.

The value of our investment portfolio will decrease if interest rates increase.

      We have an investment portfolio of mainly fixed income securities classified as available-for-sale securities. As a result, our investment portfolio is subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure to interest rate risk by investing in securities with maturities of less than three years; however, we may be unable to successfully limit our risk to interest rate fluctuations and this may cause our investment portfolio to decrease in value.

RISKS RELATED TO INVESTMENT IN THE DEBENTURES

      Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the shares of our common stock issuable upon conversion of the debentures when desired or at attractive prices.

      The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended June 30, 2003, the closing prices of our common stock as reported on the Nasdaq National Market ranged from a high of $21.41 to a low of $13.50. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include: actual or anticipated variations in our quarterly operating results; announcements of technological innovations or new products or services by us or our competitors; announcements relating to strategic relationships, acquisitions or investments; changes in financial estimates or other statements by securities analysts; changes in general economic conditions; terrorist attacks, and the effects of war; changes in the rating of our debentures or other securities; and changes in the economic performance and/or market valuations of other software and high technology companies.

      Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and the trading prices of our securities could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high-technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public’s perception of software or Internet software companies could depress our stock price regardless of our operating results. Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.

We expect that the trading value of the debentures will be significantly affected by the price of our common stock.

      The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue.

Our debt service obligations may adversely affect our cash flow.

      While the debentures are outstanding, we will have debt service obligations on the debentures of approximately $3.6 million per year in interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business. We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. If necessary, among other alternatives, we may add lease lines of credit to finance capital expenditures and obtain other long-term debt, lines of credit and mortgage financing.

      Our indebtedness could have significant negative consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; limit our ability to obtain additional financing; require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and our industry; and place us at a competitive disadvantage relative to our competitors with less debt.

You are urged to consider the U.S. federal income tax consequences of owning the debentures and the shares of common stock issuable upon conversion of the debentures.

      We and each holder agree in the indenture to treat the debentures as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the debentures will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the debentures should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the note will have a significantly lower stated rate of interest. A United States Holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a United States Holder will recognize ordinary income, if any, upon a sale, exchange, conversion, redemption or repurchase of the debentures at a gain. In computing such gain, the amount realized by a United States Holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the debentures and the shares of common stock issuable upon conversion of the debentures. For more information, see “Certain United States federal income tax considerations.”

The debentures are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

      None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the debentures. As a result, the debentures will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At June 30, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness and trade payables. In addition, the debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures. At June 30, 2003, we had total secured indebtedness of approximately $99.9 million.

The debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the debentures.

      We are not restricted under the terms of the debentures from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the debentures.

Securities we issue to fund our operations could dilute your ownership.

      We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the debentures. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a note would otherwise be convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

We may not be able to repurchase the debentures.

      You may require us to repurchase all or a portion of your debentures on certain dates or in the event of a fundamental change. We may not have enough funds to pay the repurchase price on a purchase date (in which case, we could be required to issue common stock to pay the repurchase price) or pay the fundamental change purchase price in the event of a fundamental change. Any future credit agreements or other debt agreements (including other senior indebtedness) to which we become a party may provide that our obligation to purchase or redeem the debentures upon a fundamental change would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the debentures. If we are prohibited from repurchasing or redeeming the debentures, we could seek the consent of then-existing lenders to repurchase or redeem the debentures or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the debentures. Our failure to redeem tendered debentures would constitute a default under the indenture and might constitute a default under the terms of other indebtedness that we incur. The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the debentures upon a fundamental change would not necessarily afford holders of debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We cannot assure you that a trading market will develop for the debentures.

      There is currently no trading market for the debentures. We have been informed by the initial purchasers that they intend to make a market in the debentures after the offering is completed, but they may cease doing so at any time. In addition, the liquidity of the trading market in the debentures, and the market price quoted for the debentures, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that even if there is a trading market for the debentures that it will provide enough liquidity for you to sell your debentures.

The debentures may not be rated or may receive a lower rating than anticipated.

      We believe it is unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock would be harmed.

USE OF PROCEEDS

      The selling securityholders will receive all of the proceeds from the sale of the debentures and underlying common stock. We will not receive any of the proceeds from the sales by any selling securityholders of debentures and the underlying common stock.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for the periods shown has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes plus fixed charges including capitalized interest) by fixed charges (interest expense including capitalized interest). Interest expense includes the portion of operating rental expense which we believe is representative of the interest component of rental expense.

						For the six months
	For the year ended December 31,					ended June 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	25.65	32.61	18.04	13.39	8.93	5.68	14.20

DESCRIPTION OF THE DEBENTURES

      We issued the debentures under an indenture, dated as of June 4, 2003, between us and U.S. Bank National Association, as trustee. The following description is only a summary of the material provisions of the indenture, the debentures, and the registration rights agreement, dated as of June 4, 2003, among Electronics for Imaging, Inc. and the initial purchasers of the debentures. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the debentures. Copies of the indenture and registration rights agreement have been filed with the Securities and Exchange Commission as exhibits to this registration statement.

      We have summarized provisions of the debentures below. It is important for you to consider the information contained in this prospectus before making your decision to invest in the debentures. The debentures will be issued by us under an indenture to be entered into between us and U.S. Bank National Association, as trustee. The debentures mature on June 1, 2023. Initially, the trustee will also act as paying agent, conversion agent, transfer agent, and bid solicitation agent for the debentures. The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the debentures. You may request copies of these documents at our address set forth under the caption “Summary.”

      When we refer to “EFI,” “we,” “our,” or “us” in this section, we refer only to Electronics For Imaging, Inc., a Delaware corporation, and not to its subsidiaries.

General

      The debentures offered hereby:

•	are limited to $240,000,000 in aggregate principal amount;

•	bear interest at a per annum rate of 1.50%, payable semi-annually on each June 1 and December 1, beginning December 1, 2003;

•	accrue contingent interest, which may be payable as set forth below under “— Contingent Interest;”

•	bear additional interest, which we refer to as “additional interest,” if we fail to comply with certain obligations set forth below under “— Registration Rights;”

•	are issued only in denominations of $1,000 principal amount and multiples thereof;

•	are senior unsecured obligations of EFI and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of EFI, the debentures are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into our shares of common stock at an initial conversion rate of 37.8508 shares per $1,000 principal amount of the debentures (which represents a conversion price of approximately $26.42 per share) under the conditions and subject to such adjustments as are described under “— Conversion Rights;”

•	are redeemable by us for cash, at our option in whole or in part, beginning on June 1, 2008 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest, including contingent interest, to, but not including, the redemption date as described under “— Optional Redemption by Us;”

•	are subject to repurchase by us at the option of the holders on June 1, 2008, June 1, 2013 and June 1, 2018, or upon a fundamental change (as defined below) of EFI occurring prior to June 1, 2008, as described under “— Repurchase of Debentures at the Option of Holders — Fundamental change put;”

•	are due on June 1, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders. The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of EFI, except to the limited extent described under “— Repurchase of Debentures at the Option of Holders — Fundamental change put” below. The debentures will be our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures will effectively be subordinated to all of our existing and future secured indebtedness. As of June 30, 2003, we had total secured indebtedness of approximately $99.9 million. The debentures will not be guaranteed by any of our subsidiaries and, accordingly, the debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of June 30, 2003, our subsidiaries had no debt, excluding intercompany debt and trade payables. No sinking fund is provided for the debentures, and the debentures are not subject to defeasance. The debentures are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

      Holders may present definitive debentures for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee. No service charge is required for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange. Holders may not sell or otherwise transfer the debentures or the common stock issuable upon conversion of the debentures except in compliance with the provision set forth below under “Transfer Restrictions” and “— Registration Rights.”

Interest

      The debentures bear interest at a rate of 1.50% per annum from June 4, 2003. We also will pay contingent interest on the debentures in the circumstances described under “— Contingent Interest.” We will pay interest semi-annually on June 1 and December 1 of each year beginning December 1, 2003, to the holders of record at the close of business on the preceding May 15 and November 15, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any debentures that are converted into shares of our common stock. See “— Conversion Rights.” If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those debentures, notwithstanding the conversion of those debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date.

      The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the debentures converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of debentures who chooses to convert those debentures on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those debentures conversion, the amount of interest it will receive on the interest payment date.

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those debentures.

      Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those debentures; and

•	any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those debentures. At maturity, interest on the definitive debentures will be payable at the office of the trustee as set forth above. We will make payments of interest at maturity on global debentures to DTC, in immediately available funds.

      Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

      Holders may convert any outstanding debentures into shares of our common stock, subject to the conditions described below, at an initial conversion rate of 37.8508 shares per $1,000 principal amount (which represents a conversion price of approximately $26.42 per share). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert debentures only in denominations of $1,000 principal amount and multiples thereof.

      Holders may surrender debentures for conversion into shares of our common stock prior to the stated maturity in the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending September 30, 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; during any five consecutive trading day period immediately following any five consecutive trading day period (the “Debenture Measurement Period”) in which the average trading price for the debentures during that Debenture Measurement Period was less than 97% of the average conversion value for the debentures during such period;

however, you may not convert your debentures (in reliance on this subsection) after June 1, 2018 if on any trading day during such Debenture Measurement Period the closing sale price of shares of our common stock was between the then current conversion price of the debentures and 120% of the then current conversion price of the debentures;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the debentures for redemption.

      The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive. If a holder exercises its right to require us to repurchase its debentures as described under “— Repurchase of Debentures at the Option of Holders,” such holder may convert its debentures into shares of our common stock only if it withdraws its applicable repurchase notice and converts its debentures prior to the close of business on the business day immediately preceding the repurchase date. The “market price” of a debenture on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the bid solicitation agent for $1,000,000 principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select, provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the market price of the debentures will equal (1) the then applicable conversion rate of the debentures multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date. The bid solicitation agent shall not be required to determine the market price of the debentures unless requested in writing by us. The bid solicitation agent will initially be U.S. Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers, which may include the initial purchasers, that are believed by us to be willing to bid for the debentures.

Conversion upon satisfaction of common stock market price conditions

      A holder may surrender any of its debentures for conversion into shares of our common stock during any fiscal quarter (beginning with the quarter ending September 30, 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

Conversion upon satisfaction of debenture market price conditions

      You may surrender any of your debentures for conversion into shares of our common stock during any five consecutive trading day period immediately following any five consecutive trading day period (the “Debenture Measurement Period”) in which the average trading price for the debentures during that Debenture Measurement Period was less than 97% of the average conversion value for the debentures during such period; however, you may not convert your debentures (in reliance on this subsection) after

June 1, 2018 if on any trading day during such Debenture Measurement Period the closing sale price of shares of our common stock was between the then current conversion price of the debentures and 120% of the then current conversion price of the debentures. “Conversion value” is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate. Upon surrendering your debentures you will receive common stock equal to the then applicable conversion rate.

Conversion upon specified corporate transactions

      Even if the market price contingencies described above under “— Conversion upon satisfaction of common stock market price conditions” and “— Conversion rights — Conversion upon satisfaction of debenture market price conditions” have not occurred, if we elect to

•	distribute to all holders of common stock certain rights or warrants entitling them to purchase shares of common stock at less than the closing price at the time of the distribution of the rights other than pursuant to a stockholder rights plan, or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction. If the transaction occurs prior to June 1, 2008 and also constitutes a “fundamental change,” as defined below, the holder can require us to purchase all or a portion of its debentures as described under “— Repurchase of Debentures at the Option of Holders — Fundamental change put” instead of converting such debentures pursuant to this provision.

Conversion upon notice of redemption

      A holder may surrender for conversion any debentures we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the debentures are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

      By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or any contingent interest.

      If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a debenture, that if the holder surrenders any debentures for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the debentures converted but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of debentures who chooses to convert those debentures on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of interest it will receive on the interest payment date.

      Holders of debentures are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the debenture. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a debenture also agree that delivery to the holder of the shares of common stock into which the debenture is convertible, together with any cash payment, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the debenture for purposes of the regulations governing contingent payment debt instruments. See “Certain United States federal income tax considerations.”

      To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, the holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest, including contingent interest, on the debenture to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “— Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

      If a holder exercises its right to require us to repurchase its debentures as described under “— Repurchase of Debentures at the Option of Holders,” such holder may convert its debentures as provided above only if it withdraws its applicable repurchase notice and converts its debentures prior to the close of business on the business day immediately preceding the applicable repurchase date. If we:

•	reclassify our common stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets, and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock), then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction occurs prior to June 1, 2008 and also constitutes a “fundamental change,” as defined below, the holder can require us to repurchase all or a portion of its debentures as described under “— Repurchase of Debentures at the Option of Holders — Fundamental change put.”

Conversion Rate Adjustments

      We will adjust the conversion rate if any of the following events occur:

(1) we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a stockholders rights plan);

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above; and

•	any dividends or distributions paid exclusively in cash; and

(5) we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

•	all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

•	any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 10% of our market capitalization on the record date for that distribution; our “market capitalization,” as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; or

(6) we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent such purchases involve an aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•	the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

      To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

      We will not make any adjustment to the conversion rate if holders of debentures may participate in the transactions described above without conversion, or in certain other cases.

      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

      Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of debentures during any six-month period from June 1 to November 30 and from December 1 to May 31, commencing with the six-month period beginning on June 1, 2008 if the average market price of a note (as described under “— Conversion Rights — General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six month period equals 120% or more of the principal amount of the debenture. The amount of contingent interest payable per debenture with respect to any six-month period will equal 0.35% per year on the principal amount.

      We will pay contingent interest, if any, in the same manner as we will pay interest described above under “— Interest” and your obligations in respect of the payment of contingent interest in connection with the conversion of any debentures will also be the same as described above under “— Interest.” Upon determination that holders of debentures will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of debentures and disseminate a press release through a public medium that is customary for such press releases.

      Under the indenture governing the debentures, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments.

Payment at Maturity

      Each holder of $1,000 principal amount of the debentures shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption by Us

      Prior to June 1, 2008, the debentures will not be redeemable at our option. Beginning on June 1, 2008, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.

      We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of debentures. Debentures or portions of debentures called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date. If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples thereof, by lot or on a pro rata basis. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption. If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those debentures, notwithstanding the conversion of debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a debenture, that if the holder surrenders any debentures for conversion during such period, such holder must pay us at the time such holder surrenders its debenture for conversion an amount equal to the interest that has accrued and that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem debentures on a date that is after a record date for the payment of interest on debentures of any holder, and such holder chooses to convert those debentures, the holder will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of interest it will receive on the interest payment date.

Repurchase of Debentures at the Option of Holders

Optional put

      On each of June 1, 2008, June 1, 2013 and June 1, 2018, a holder may require us to repurchase any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those debentures plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. We will pay the repurchase price for any debentures submitted for repurchase by us on June 1, 2008 in cash. At our sole option, we may elect to pay the repurchase price for any debentures submitted for repurchase by us on June 1, 2013 and June 1, 2018 in cash, in shares of our common stock or a combination of shares of our common stock and cash. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by the average of the sale price of our common stock for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required by law;

•	qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our common stock on a U.S. national securities exchange or quotation thereof in an interdealer quotation system of any registered U.S. national securities association.

      We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below and with respect to debentures submitted for repurchase by us on June 1, 2013 and June 1, 2018, whether the purchase price will be paid in cash or shares of our common stock, or a combination of cash and shares of our common stock. Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date. The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holders’ debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of debentures being withdrawn;

•	if certificated, the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to the repurchase notice.

      If debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

      If the paying agent holds money or shares of our common stock, as applicable, sufficient to pay the purchase price of the debentures for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest, including contingent interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures. Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See “Risk Factors — We may not be able to repurchase the debentures.”

Fundamental change put

      If a fundamental change, as described below, occurs at any time prior to June 1, 2008, each holder will have the right to require us to repurchase all of its debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 in principal amount or multiples thereof, at a purchase price equal to 100% of the principal amount of all debentures it requires us to repurchase, plus accrued and unpaid interest, including contingent interest, if any, on those debentures to, but not including, the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the debentures, upon a fundamental change, if similar repurchase offers are or will be required by our other senior debt upon such an event. If a fundamental change occurs on or after June 1, 2008, no holder will have the right to require us to purchase any debentures, except as described under “— Repurchase of Debentures at the Option of Holders — Optional put.”

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which any of the following occurs:

•	any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the indenture); or

•	all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration (excluding cash payments for fractional shares) which is not all or substantially all common stock that is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

      Instead of paying the purchase price in cash, we may elect, at our sole option, to pay the purchase price in shares of our common stock or, if we are not the surviving corporation following the occurrence of the fundamental change, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

      Within 30 days after the occurrence of a fundamental change for which a repurchase right may be exercised, we are required to give each holder notice of the occurrence of the fundamental change and of its resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination of cash and the applicable common stock or securities. The repurchase date will be within 30 days after the date on which we give notice of a fundamental change. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the paying agent of its exercise of its repurchase right and such repurchase notice must state:

•	if certificated, the certificate numbers of the holders’ debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures. A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of debentures being withdrawn;

•	if certificated, the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remain subject to the repurchase notice.

      If debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements. Because the sale price of the applicable common stock or securities is determined prior to the applicable repurchase date, holders of debentures bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date. If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the debentures which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those debentures will cease to be outstanding and interest, including contingent interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

      The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      Our ability to repurchase debentures for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of other indebtedness that we may incur from time to time. Consequently, it is possible that we would not have the financial resources, or would not be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See “Risk Factors — We may not be able to repurchase the debentures.”

      The fundamental change purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort: to accumulate shares of our common stock; to obtain control of us by means of a merger, tender offer solicitation or otherwise; or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in securities similar to the debentures.

Events of Default

      Each of the following constitutes an event of default with respect to the debentures:

•	default in the payment when due of any principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right;

•	default in the payment of any interest or liquidated damages when due (including contingent interest, if any) under the debentures, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase debentures at the option of holders upon a fundamental change;

•	our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the debentures, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our significant subsidiaries fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $10.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture; or

•	a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $10.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture;

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X).

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the debentures then outstanding may declare the principal amount of the debentures then outstanding plus any interest (including contingent interest) on the debentures accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debentures then outstanding may, under certain circumstances, rescind and annul such acceleration.

      In the case of certain events of bankruptcy or insolvency, the principal amount of the debentures then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

Mergers and Sales of Assets

      The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the debentures and the indenture, and (2) immediately after such transaction, no default or event of default shall exist. This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “our properties and assets substantially in their entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification and Waiver

      We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debentures; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each debenture affected thereby:

•	change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the debentures;

•	reduce the principal amount of, repurchase price or redemption price of or interest or additional interest on any debenture;

•	adversely affect the right of holders to convert or require us to repurchase any of the debentures;

•	alter the manner of calculation or rate of accrual of interest (including contingent interest) or liquidated damages, redemption price or repurchase price on any debenture or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any debenture, including any payment on or after the stated maturity of the debentures, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the debentures is payable;

•	reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions.

      We and the trustee may modify or amend the indenture and the debentures without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all or any of the debentures or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the debentures;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the debentures;

•	add any additional events of default with respect to all or any of the debentures;

•	secure the debentures;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the debentures;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the debentures, provided that such change or modification does not adversely affect the interests of the holders of the debentures;

•	make any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holder of the debentures in any material respect; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

      The holders of not less than a majority in aggregate principal amount of the outstanding debentures may, on behalf of the holders of all of the debentures, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest (including contingent interest) on or with respect to the debentures or the payment of the redemption price or repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each debenture affected thereby.

Calculations in Respect of the Debentures

      We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the market price of the debentures and our common stock, and amounts of contingent interest payments, if any, on the debentures, and the projected payment schedule. See “Certain United States federal income tax considerations.” We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

      U.S. Bank National Association is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the debentures.

DESCRIPTION OF CAPITAL STOCK

      The following is a summary of the material terms of our capital stock and related matters. You should read our entire certificate of incorporation and our bylaws.

      At July 31, 2003, there were 52,220,777 shares of our common stock issued and outstanding. We are authorized to issue 150,000,000 shares of common stock, $0.01 par value per share. We are also authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share, all of which, as of June 30, 2003, are undesignated. The following description summarizes the material features of our capital stock and some provisions of Delaware corporate law that apply to us. For greater detail about our capital stock, please refer to our certificate of incorporation and our bylaws.

Common Stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Anti-Takeover Provisions of Delaware Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholders. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation’s voting stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures and the common stock into which the debentures are convertible. This discussion applies only to debentures and common stock into which the debentures are convertible that are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to mark to market;

•	persons holding debentures as part of a “straddle,” “hedge” or “conversion” transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons deemed to sell the debentures or the common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

      This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      PROSPECTIVE PURCHASERS OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE OWNERSHIP OF DEBENTURES AND OUR COMMON STOCK.

Classification of the Debentures

      Under the indenture governing the debentures, we and each holder of the debentures agree for U.S. federal income tax purposes (in the absence of an administrative determination or judicial ruling to the contrary), to treat the debentures as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatment of the debentures. However, the proper application of the Contingent Debt Regulations to the debentures is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service (“IRS”) will not assert that the debentures should be treated differently. Such treatment could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion of a debenture or should have recognized capital gain or loss upon a taxable disposition of its debenture. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures (including alternative characterizations of the debentures) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the Contingent Debt Regulations as described above.

Tax Consequences to United States Holders

      As used herein, the term “United States Holder” means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Interest Accruals on the Debentures

      Under the Contingent Debt Regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the debentures. Accordingly, United States Holders will be required to include interest in income in each year in excess of any interest payments actually received in that year. At the time the debentures are issued, we are required to determine the comparable yield for the debentures that takes into account the yield at which we could issue a non-convertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures.

      Accordingly, we have determined the comparable yield to be 7.9% compounded semi-annually, which is higher than the stated yield of the debentures.

      Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule for the debentures includes estimates for payments of interest and for a payment at maturity taking into account the anticipated value of our common stock at the time. The comparable yield and the schedule of projected payments are set forth in the indenture. United States Holders may also obtain the projected payment schedule by submitting a written request for it to us at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Corporate Secretary.

      Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. By purchasing the debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule.

      Based on the comparable yield and the issue price of the debentures, a United States Holder of a debenture (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder held the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the debentures (as set forth below).

      The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”). The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such debenture and any interest previously accrued thereon by a United States Holder (disregarding any positive or negative adjustments) minus (y) the amount of any projected payments on the debentures for previous accrual periods.

      In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will

•	first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in the taxable year,

•	second, to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of the amount of all previous inclusions under the debenture over the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. (A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code), and

•	third, any negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange, redemption or retirement of the debentures.

Purchasers of Debentures at a Price Other Than the Adjusted Issue Price

      If a United States Holder purchases a debenture for an amount that differs from the adjusted issue price of the debentures at the time of the purchase, such holder will be required to accrue interest income on the debenture in accordance with the projected payment schedule based on the comparable yield even if market conditions have changed since the date of issuance. The rules for accruing bond premium, acquisition premium, and market discount will not apply; instead a United States Holder must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of such debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debentures, a change in interest rates since the debentures were issued, or both, and allocate reasonably the difference according to such determination. To the extent that the difference between purchase price and adjusted issue price is attributable to a change in interest rates, it must be allocated reasonably to the daily portions of interest over the remaining term of the debentures. To the extent that such difference is attributable to a change in expectations as to the contingent amounts payable in respect of the debentures, it must be allocated reasonably to the contingent payments based on the projected payment schedule.

      If the purchase price of a debenture is less than its adjusted issue price, the amount of the difference is treated as a positive adjustment on the date the daily portion of interest accrues or the contingent payment is made (depending on how such difference was allocated, as discussed in the preceding paragraph). This positive adjustment will increase (a) the amount of interest (including with respect to contingent payments) that the United States Holder otherwise would accrue and include in income each year or (b) the amount of ordinary income (or decrease the amount of ordinary loss) recognized upon redemption or maturity, or both. If the purchase price of a note is more than its adjusted issue price, the amount of the difference is treated as a negative adjustment on the date the daily portion of interest accrues or the contingent payment is made (depending on how such difference was allocated, as discussed above). The negative adjustment will decrease (a) the amount of interest (including with respect to contingent payments) that the United States Holder must include in income each year or (b) the amount of ordinary income (or increase the amount of ordinary loss) recognized upon redemption or maturity, or both. Any positive or negative adjustment that a United States Holder is required to make during its holding period as a result of purchasing a debenture at a price other than the debenture’s adjusted issue price will increase or decrease, respectively, such holder’s tax basis in the note.

      Certain United States Holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from a United States Holder’s purchase of a debenture at a price that differs from its adjusted issue price on the date of purchase.

      United States Holders are urged to consult their tax advisors as to whether, and how, the adjustments should be made to the amounts reported on any Form 1099-OID.

Sale, Exchange, Conversion, Redemption or Retirement of the Debentures

      Upon a sale, exchange, redemption or retirement of a debenture for cash, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and such United States Holder’s adjusted tax basis in the debenture. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the United States Holder’s original purchase price for the debenture, increased by any interest income previously accrued by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the debentures to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations. In addition, as described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion of a debenture into our common stock as a contingent payment in respect of the debentures. Accordingly, we intend to treat the delivery of our common stock upon the conversion of a debenture as a contingent payment. As described above, United States Holders are generally bound by our determination of the comparable yield and the projected payment schedule. Under this treatment, a conversion of a debenture into common stock will also result in taxable gain or loss to the United States Holder under the rules described in the previous paragraph. For this purpose, the amount realized by a United States Holder will equal the fair market value of the common stock received upon conversion, plus any cash received.

      A United States Holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

      In general, holders of convertible debt instruments such as the debentures may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the debentures (including, without limitation, adjustments in respect of certain cash dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to United States Holders of our common stock.

Distributions on Our Common Stock

      We do not currently anticipate paying dividends on our common stock in the foreseeable future. In the event we do pay such dividends, you will be taxed on distributions on our common stock (other than certain pro rata distributions of our common stock) as ordinary dividend income (except as noted below) to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the 70% dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

      You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution. Under recently enacted legislation, United States Holders who are individuals who receive dividends with respect to our common stock before 2009 to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes are eligible to have those dividends taxed as capital gain at a maximum rate of 15 percent, provided certain holding period requirements are satisfied.

Sale of Our Common Stock

      If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Your adjusted tax basis and holding period in our common stock received upon conversion of a debenture are determined as discussed above under “— Sale, Exchange, Conversion or Redemption of the Debentures.” This capital gain will be taxed to United States Holders as long-term capital gain if the common stock is held for more than one year. Such long-term capital gain will be generally subject to a reduced rate of U.S. federal income tax if recognized by noncorporate United States Holders, which rate will be a maximum of 15 percent for years prior to 2009 under the legislation referred to in the previous paragraph. Limitations apply to the deduction of capital losses. A United States Holder who sells our common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-United States Holders

      As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or our common stock that is, for U.S. federal income tax purposes:

•	nonresident alien individual or

•	a foreign corporation, estate or trust, in each case not subject to U.S. federal income tax on a net income basis in respect of income or gain from a debenture or our common stock.

      All payments on the debentures made to a Non-United States Holder, and any gain realized on a sale, exchange or conversion of the debentures, will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder;

•	such payments and gain are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; and

•	with respect only to gain realized on a sale, exchange or conversion of the debentures, we have not been at any time, within the shorter of the five year period preceding such sale, exchange or conversion and the period the Non-United States Holder held the debenture, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

      The tax relating to debentures in a United States real property holding corporation does not apply to a Non-United States Holder if, on the date the debentures were acquired by such Non-United States Holder, the fair market value of such debentures was equal to 5% or less of the fair market value of the common stock of a United States real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not and do not anticipate becoming in the future a “United States real property holding corporation.”

      The certification requirement referred to above will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

      If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of debentures, including the possible imposition of a 30% branch profits tax.

Dividends

      We do not currently anticipate paying dividends on our common stock in the foreseeable future. In the event we do pay such dividends, or there are any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the debentures (see “Tax Consequences to United States Holders — Constructive Dividend” above), such dividends or deemed dividends will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-United States Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty. In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

      Information returns may be filed with the IRS in connection with payments on the debentures or our common stock and the proceeds from a sale or other disposition of the debentures or our common stock. A United States Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to U.S. backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

      The debentures were issued by us and sold by the initial purchasers in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the debentures and the common stock into which the debentures are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the debentures or the common stock into which the debentures are convertible.

      The table below sets forth the name of each selling securityholder, the principal amounts of debentures that may be offered by each selling securityholder under this prospectus and then number of shares of common stock into which the debentures are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to August 28, 2003. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Changes in the information will be set forth in prospectus supplements or post-effective amendments, as required.

      Because the selling securityholders may offer all or some portion of the debentures or the common stock into which the debentures are convertible, we cannot estimate the amount of debentures or common stock that may be held by the selling securityholders upon the completion of any sales they might make. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

      Some of the initial purchasers of the debentures or their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, for which we have paid, and intend to pay, customary fees. Unless set forth below, based on the information provided by the selling securityholders and our own knowledge, none of the selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years or beneficially owns in excess of 1% of our outstanding common stock.

			Number of
	Principal Amount		Shares of
	of Debentures		Common Stock
	Beneficially		Underlying the
	Owned That	Percentage of	Debentures	Percentage of
	May Be Sold	Debentures	That May Be	Common Stock
Name of Selling Securityholder(1)	(in dollars)	Outstanding	Sold(2)(3)	Outstanding(4)

Akela Capital Master Fund, Ltd.	$6,000,000	2.50%	227,104	*
Alexandra Global Master Fund, LTD	$15,000,000	6.25%	567,762	1.08%
Arbitex Master Fund, L.P.	$10,000,000	4.17%	378,508	*
Black Diamond Convertible Offshore LDC	$1,742,000	*	65,936	*
Black Diamond Offshore Ltd.	$972,000	*	36,790	*
BP Amoco PLC Master Trust	$456,000	*	17,259	*

			Number of
	Principal Amount		Shares of
	of Debentures		Common Stock
	Beneficially		Underlying the
	Owned That	Percentage of	Debentures	Percentage of
	May Be Sold	Debentures	That May Be	Common Stock
Name of Selling Securityholder(1)	(in dollars)	Outstanding	Sold(2)(3)	Outstanding(4)

Calamos Convertible Growth and Income Fund — Calamos Investment Trust	$6,000,000	2.50%	227,104	*
Calamos Market Neutral Fund — Calamos Investment Trust	$8,700,000	3.63%	329,301	*
Canadian Imperial Holdings, Inc.	$3,000,000	1.25%	113,552	*
Chrysler Corporation Master Retirement Trust	$1,690,000	*	63,967	*
Consulting Group Capital Markets Funds	$550,000	*	20,817	*
Context Convertible Arbitrage Fund, LP	$765,000	*	28,955	*
Context Convertible Arbitrage Offshore, LTD	$1,235,000	*	46,745	*
Delta Air Lines Master Trust — CV	$910,000	*	34,444	*
Delta Pilots Disability & Survivorship Trust — CV	$440,000	*	16,654	*
Double Black Diamond Offshore LDC	$5,100,000	2.13%	193,039	*
Gasner Investors Holding Ltd.	$500,000	*	18,925	*
Grace Convertible Arbitrage Fund, Ltd.	$1,500,000	*	56,776	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$177,000	*	6,699	*
Innovest Finanzdienstle	$1,500,000	*	56,776	*
Jefferies & Company, Inc.	$1,000	*	37	*
Man Convertible Bond Master Fund, Ltd.	$4,400,000	1.83%	166,543	*
Microsoft Corporation	$1,650,000	*	62,453	*
Morgan Stanley Convertible Securities Trust	$1,500,000	*	56,776	*
Motion Picture Industry Health Plan — Active Member Fund	$170,000	*	6,434	*
Motion Picture Industry Health Plan — Retiree Member Fund	$105,000	*	3,974	*
OCM Convertible Trust	$2,455,000	1.02%	92,923	*
Partner Reinsurance Company Ltd.	$555,000	*	21,007	*
Pioneer High Yield Fund	$27,800,000	11.58%	1,052,252	1.98%
Qwest Occupational Health Trust	$290,000	*	10,976	*
Sphinx Convertible Arbitrage Fund SPC	$142,000	*	5,374	*
SSI Blended Market Neutral, L.P.	$107,000	*	4,050	*
St. Thomas Trading, Ltd.	$8,100,000	3.38%	306,591	*
State Employees’ Retirement Fund of the State of Delaware	$735,000	*	27,820	*
Viacom Inc. Pension Plan Master Trust	$15,000	*	567	*
Wachovia Securities International Ltd.	$3,000,000	1.25%	113,552	*
Worldwide Transactions Ltd.	$186,000	*	7,040	*
Zurich Institutional Benchmarks Master Fund Ltd.	$1,102,000	*	41,711	*

*	Less than 1%

(1)	Also includes any sale of the debentures and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in this prospectus, if required. See “Where You Can Find More Information.”

(2)	Assumes conversion of all of the selling securityholder’s debentures at a conversion rate of 37.8508 per $1,000 principal amount at maturity of debentures and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under “Description of Debentures–Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3)	Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the debentures.

(4)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 52,220,777 shares of common stock outstanding as of July 31, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s debentures. However, we did not treat as outstanding the common stock issuable upon conversion of any other holder’s debentures.

PLAN OF DISTRIBUTION

      The selling securityholders, or their transferees, donees, pledgees or others on their behalf, will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the debentures or the shares of common stock by the selling securityholders. In connection with the initial offering of the debentures, we entered into a registration rights agreement dated June 4, 2003, with the initial purchasers of the debentures. Pursuant to that agreement, we are registering the debentures and shares of common stock covered by this prospectus to permit holders to conduct public secondary sales of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the debentures and the shares of common stock covered by this prospectus. We estimate those expenses to be approximately $290,416, excluding expenses associated with the original issuance of the debentures. Selling securityholders may also resell all or a portion of their debentures or their common stock in reliance upon Rule 144 or Rule 144A under the Securities Act or any other available exemption, provided they meet the criteria and conform to the requirements of one of these rules.

      The selling securityholders may sell all or a portion of the debentures and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly;

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the debentures and shares of common stock for whom they may act as agent;

•	through the pledge of debentures or shares of common stock as security for any loans or obligations, including pledges to brokers or dealers who may from time to time effect distributions of the debentures or shares of common stock or other interests in the debentures or shares of common stock;

•	through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

•	through block trades in which the broker or dealer so engaged will attempt to sell the debentures or shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through exchange distributions in accordance with the rules of the applicable exchange;

•	in any combination of one or more of these methods; or

•	in any other lawful manner.

      The debentures and the shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the debentures or shares of common stock offered by them hereby will be the purchase price of the debentures or shares of common stock less discounts and commissions, if any.

      The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the debentures or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the debentures and the shares of common stock offered by them pursuant to this prospectus.

      The outstanding shares of common stock are listed for trading on the Nasdaq National Market.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the debentures or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the debentures or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the

Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

•	the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•	any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

      The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

      The debentures were issued and sold in June 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers, as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

      The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may regulate the timing of purchases and sales of any of the debentures and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying shares of common stock to engage in market-making activities with respect to the particular debentures and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the debentures and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying shares of common stock.

      Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	two years after the date of filing of this shelf registration statement; or

•	such shorter period, from the date of filing of the shelf registration statement until either (i) the sale pursuant to this shelf registration statement of the registrable securities or (ii) the expiration of the holding period applicable to the registrable securities held by holders of the debentures that are not affiliates of ours under Rule 144(k) under the Securities Act.

      Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the debentures and shares of common stock pursuant to the registration statement to which this prospectus relates.

      We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 90 days in a 360-day period.

      There are no contractual arrangements between or among any of the selling securityholders and us with regard to the sale of the shares, and no professional underwriter in its capacity as such will be acting for the selling securityholders.

LEGAL MATTERS

      The validity of the debentures and the common stock issuable upon conversion or payment of the debentures and certain legal matters in connection with this offering will be passed upon for us by Morgan, Lewis & Bockius LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of Electronics for Imaging, Inc. incorporated in this prospectus by reference to Electronics for Imaging’s Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.efi.com. The information on our website is not part of this prospectus. You can obtain information about us at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington D.C. 20006.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Form 10-K/ A filed on August 25, 2003;

•	the information specifically incorporated by reference into our annual report from our Proxy Statement on Schedule 14A filed on April 17, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on August 28, 1992.

      You may request a copy of these filings (other than exhibits to such filings unless such exhibits are specifically incorporated by reference into such filings), at no cost, by writing to us at: Electronics For Imaging, Investor Relations, 303 Velocity Way, Foster City, California 94404, or by telephoning us at (650) 357-3500.

      If at any time during the two-year period following the later of the date of original issue of the debentures we are not subject to the information requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will furnish to holders of debentures, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such debentures and common stock issued on conversion thereof.

$240,000,000

1.50% Convertible Senior Debentures due 2023
and Shares of Common Stock Issuable
Upon Conversion or Repurchase of the Debentures

PROSPECTUS

August      , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC registration fee.

Amount to Be Paid
by Registrant

SEC registration fee	$19,416.00
Transfer agents, trustees and depository’s fees and expenses	12,500.00
Printing fees and expenses	50,000.00
Legal fees and expenses	107,000.00
Accounting fees and expenses	100,000.00
Miscellaneous	1,500.00

Total	$290,416.00

      The Registrant intends to pay all expenses of registration, issuance and distribution.

Item 15.	Indemnification of Directors and Officers

      Under Section 145 of the General Corporation Law of the State of Delaware, Electronics for Imaging, Inc., a Delaware corporation (“EFI”), has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933 (the “Securities Act”). EFI’s Amended and Restated Certificate of Incorporation requires EFI to indemnify its directors and officers to the fullest extent permitted by Delaware law. EFI’s Amended and Restated Bylaws require EFI to indemnify any persons by reason of the fact that he or she is or was a director, officer, employee or agent of EFI, or is or was serving at the request of EFI, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EFI and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided that if an action or suit is by or in the right of EFI against such director, officer, employee or agent of EFI and such person is adjudged to be liable to EFI then EFI shall only indemnify such person to the extent that the court in which such action or suit is brought shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      EFI has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 16.	Exhibits

      The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

Exhibit
Number		Description

3	.1(1)	Amended and Restated Certificate of Incorporation.
3	.2(2)	Bylaws, as amended.
4	.1(2)	Form of Specimen Certificate for the Company’s Common Stock.
4	.2(3)	Form of Debenture for the Company’s 1.50% Convertible Senior Debentures due 2023.

Exhibit
Number		Description

4	.3(3)	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated as of June 4, 2003 related to the Company’s 1.50% Convertible Senior Debentures due 2023.
4	.4(3)	Registration Rights Agreement among the Company and UBS Warburg LLC, C.E. Unterberg, Towbin and Morgan Stanley & Co. Incorporated dated as of June 4, 2003 related to the Company’s 1.50% Convertible Senior Debentures due 2023.
5	.1**	Opinion of Morgan, Lewis & Bockius LLP.
12	.1**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of PricewaterhouseCoopers LLP.
23	.2**	Consent of Morgan, Lewis & Bockius LLP (Contained in Exhibit 5.1)
24	.1**	Power of Attorney (included at page II-4).
25	.1**	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939 on Form T-1.

**	Filed herewith

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 33-57382) and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 33-50966) and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-18805) and incorporated herein by reference.

Item 17.	Undertakings

A.	Undertaking Pursuant to Rule 415

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Undertaking in Respect of Indemnification

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, State of California on August 28, 2003.

ELECTRONICS FOR IMAGING, INC.

By:	/s/ JOSEPH CUTTS

Joseph Cutts
Chief Financial Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints each of Joseph Cutts, John Ritchie and Jim Etheridge, and each of them singly, as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

Gill Cogan	Director	August 28, 2003

/s/ JOSEPH CUTTS Joseph Cutts	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 28, 2003

/s/ JEAN LOUIS GASSEE Jean Louis Gassee	Director	August 28, 2003

/s/ GUY GECHT Guy Gecht	Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2003

/s/ JAMES S. GREENE James S. Greene	Director	August 28, 2003

Dan Maydan	Director	August 28, 2003

Signature	Title	Date

David Peterschmidt	Director	August 28, 2003

/s/ FRED ROSENZWEIG Fred Rosenzweig	Director	August 28, 2003

/s/ THOMAS I. UNTERBERG Thomas I. Unterberg	Director	August 28, 2003

EXHIBIT INDEX

Exhibit
Number		Description

3	.1(1)	Amended and Restated Certificate of Incorporation.
3	.2(2)	Bylaws, as amended.
4	.1(2)	Form of Specimen Certificate for the Company’s Common Stock.
4	.2(3)	Form of Debenture for the Company’s 1.50% Convertible Senior Debentures due 2023.
4	.3(3)	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated as of June 4, 2003 related to the Company’s 1.50% Convertible Senior Debentures due 2023.
4	.4(3)	Registration Rights Agreement among the Company and UBS Warburg LLC, C.E. Unterberg, Towbin and Morgan Stanley & Co. Incorporated dated as of June 4, 2003 related to the Company’s 1.50% Convertible Senior Debentures due 2023.
5	.1**	Opinion of Morgan, Lewis & Bockius LLP.
12	.1**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23	.1**	Consent of PricewaterhouseCoopers LLP.
23	.2**	Consent of Morgan, Lewis & Bockius LLP (Contained in Exhibit 5.1)
24	.1**	Power of Attorney (included at page II-4).
25	.1**	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939 on Form T-1.

**	Filed herewith

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 33-57382) and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 33-50966) and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-18805) and incorporated herein by reference.